Exhibit 99.2

Sionix Joins With TII to Install and Operate Mobile Water Treatment Systems in Japan

Pending Successful On-Site Testing of First MWTS, Memorandum of Understanding Contemplates Purchase by TII of Thirty Sionix MWTS

LOS ANGELES, CA -- (Marketwire) -- 04/06/11 -- Sionix Corporation (OTCBB: SINX), designer of innovative and patented, advanced mobile water treatment systems (MWTS), announced today that it has signed a Memorandum of Understanding (MOU) with TII Trading International Investment, Inc. (TII), an operating unit of SAPO International, S.A., working with multiple public and private agencies in Japan. The MOU contemplates the purchase by TII of thirty (30) MWTS and the subsequent manufacture of more in Japan to remediate contaminated water caused by the recent earthquake and resulting tsunami, including removal of radioactive contaminants. TII intends to finance its purchase of the thirty (30) MWTS by obtaining a letter of credit from a banking institution.

The MOU also defines the general terms and conditions under which TII and SIONIX will form a joint venture (JV) to provide on-going, long term fabrication and assembly of MWTS in Japan to remediate drinking water and wastewater in multiple refugee centers being established in affected areas. The events of March 11, 2011 decimated basic infrastructure, and created leaks and potential leaks from multiple nuclear power plants which threaten the health and survival of the local inhabitants, and impact necessary social and community services. It is anticipated that the JV will become a licensee of SIONIX intellectual property, including patent and know-how (SIONIX IP) in Japan and its external territories.

The anticipated cash proceeds to SIONIX from this significant transaction, if consummated, will include the sale of MWTS, a share of earnings from the JV, and license fees for use of SIONIX IP. This undertaking will have several stages. Stage One: one MWTS is expected to be transported to Japan in order to be tested at site conditions. Stage Two: After the successful completion of site testing, SIONIX will immediately initiate the fabrication and assembly of twenty-nine additional MWTS at locations convenient to the west coast of the U.S. determined by SIONIX. During the course of fabrication and assembly, technicians employed by the JV will be assigned to SIONIX for in-depth training in all matters concerning the MWTS and the embedded SIONIX IP. Stage Three: All subsequent administration and installation of the MWTS in Japan will be made through the JV.

"The Japanese people affected by these disasters need drinking water as soon as possible as well as treated, recycled water for sanitation. The main concern is also the long lasting effect of radiation in young children. We believe this is a very important humanitarian cause and we are cooperating with public and private agencies in Japan to support their difficult task of recovery," said Katharina Blancato, TII Trading International, Inc. CEO. "SIONIX is known to provide the technology necessary to treat contaminated water and the know-how to commission its MWTS quickly and efficiently. We believe that this technology will be proven effective for the present difficult conditions."

About TII Trading International Investments, Inc. and SAPO International, S.A.
TII is an operating subsidiary of SAPO International, S.A. They are responsible for the supply of equipment and technology related to the Japanese disaster relief efforts. SAPO International S.A. was established in Athens, Greece in 1984 and specializes in luxury leasing and consulting. SAPO has subsidiary and/or affiliate operations worldwide, including multiple operations in China and Japan; the United States; Europe; and Africa.

About Sionix Corporation
Based in Los Angeles, CA, Sionix designs innovative and advanced water treatment systems intended for use in defense, government facilities, emergency water supplies during natural disasters, housing development projects, and various industrial processes including subterranean fracturing used in oil and gas drilling. These systems are located adjacent to contaminated water sites thus reducing cost and toxic exposure and can be used to remove organic materials including oil, waste and other infectious bacteria from contaminated resources. They can be also used as pre-treatment for reverse osmosis and other membrane applications. Industries involved in dairy, agribusiness, meat processing, mining, poultry operations, and many others can benefit from Sionix's cost-effective, easily maintained, portable water treatment systems. More information about the Company can be found on its website located at www.sionix.com.

About Sionix Technology
Using a patented dissolved air flotation (DAF) technology packaged in a mobile shipping container, air bubbles between the size of 1 and 2 microns are injected and float organic contaminants to the surface where 99.95% are skimmed off. This compares to standard DAF units which historically have been limited to using bubble sizes of 50 microns or larger. The size of these bubbles are important because the smaller the bubble, the greater the surface tension and the greater the conductivity. They can then hold together longer and elevate more organic contaminants to the surface for removal.

Safe Harbor Statement
This press release contains statements that may constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of the Company, and members of their management as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-statements include fluctuation of operating results, the ability to compete successfully and the ability to complete before-mentioned transactions. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results. Sionix' recent financial results, risks and uncertainties are discussed in its Annual Report on Form 10-K for the fiscal year ended September 30, 2010 and in current reports filed since that date with the Securities and Exchange Commission, all of which are available for review at www.sec.gov.

Company Contact
James R. Currier
Chairman/CEO
(704) 971-8400
jcurrier@sionix.com

Investor Relations Contact
Scott Kitcher
President
EcoFin Consulting LLC
(949) 435-2056
skitcher@ecofinconsulting.com